Exhibit 99.2

Vir Biotechnology Provides Corporate Update and Reports Fourth Quarter and Full Year 2025 Financial Results
– Announces global strategic collaboration with Astellas to advance PSMA-targeted PRO-XTEN® dual-masked T-cell engager (TCE) VIR-5500 for the treatment of prostate cancer
– Reports updated VIR-5500 Phase 1 dose-escalation data supporting a favorable safety profile and promising anti-tumor activity
– Strong financial position with $781.6 million in cash and investments as of December 31, 2025
– Conference call scheduled for February 23, 2026, at 5:30 p.m. ET / 2:30 p.m. PT
SAN FRANCISCO, February 23, 2026 – Vir Biotechnology, Inc. (Nasdaq: VIR), today provided a corporate update and reported financial results for the fourth quarter and full year ended December 31, 2025.
“This is a seminal moment for Vir Biotechnology, marked by key high-potential partnerships on two of our programs showcasing the strength of our pipeline and technology platforms. Today, we announced a global strategic collaboration with Astellas and compelling new Phase 1 data for VIR-5500, demonstrating the potential for our PRO-XTEN® masked TCEs to play a transformative role in oncology and impact the lives of people living with hard-to-treat cancers,” said Marianne De Backer, Chief Executive Officer, Vir Biotechnology. “Additionally, our licensing agreement with Norgine signed in December 2025, for the combination of tobevibart and elebsiran for the treatment of hepatitis delta, positions us to reach patients worldwide who face hepatitis delta, the most severe form of chronic viral hepatitis. Together, these milestones reflect how we are unlocking meaningful value in our pipeline and expanding the reach of our potential therapies.”
Pipeline Programs
Chronic Hepatitis Delta (CHD)
•To support global commercialization of the combination of tobevibart, an investigational neutralizing monoclonal antibody (mAb), and elebsiran, an investigational small interfering RNA (siRNA), for the treatment of CHD, the Company granted Norgine Pharma UK Limited (Norgine) an exclusive commercial license in Europe, Australia and New Zealand.
•Phase 2 SOLSTICE data presented at the 44ᵗʰ Annual J.P. Morgan Healthcare Conference in January 2026 showed the combination of tobevibart and elebsiran is well tolerated and achieved undetectable hepatitis delta virus RNA (HDV RNA Target Not Detected, TND) in 88% (21/24) of participants with CHD evaluable at Week 96 of treatment.
◦Previous positive Phase 2 SOLSTICE data at Week 48 were presented at the American Association for the Study of Liver Diseases (AASLD) The Liver Meeting® 2025 and simultaneously published in the New England Journal of Medicine.1
•Topline data from the ECLIPSE 1 trial are expected in the fourth quarter of 2026. Topline data from the ECLIPSE 2 and ECLIPSE 3 trials are expected in the first quarter of 2027.
Solid Tumors
VIR-5500
•The Company executed a global strategic collaboration with Astellas2 to advance PSMA-targeted PRO-XTEN® dual-masked TCE VIR-5500, currently in development for metastatic castration-resistant prostate cancer (mCRPC).

•Positive updated Phase 1 data for VIR-5500 monotherapy showed dose-dependent anti-tumor activity and a well-tolerated safety profile to date in patients with mCRPC. The data will be shared during the Company’s fourth quarter and full year conference call today and in an oral presentation at the 2026 American Society of Clinical Oncology (ASCO) Genitourinary Cancers Symposium on February 26 (Oral Abstract #17). The oral presentation will be delivered by Dr. Johann de Bono, Principal Investigator and Director of the Drug Development Unit and Head of Prostate Cancer Targeted Therapy Group at the Institute of Cancer Research.
•Phase 1 monotherapy dose-escalation of weekly and once every three weeks dosing of VIR-5500 is complete, and the Company has defined a preliminary go-forward dose and regimen recommendation for expansion. In parallel, dose-escalation of VIR-5500 in combination with enzalutamide continues in early-line mCRPC patients.
•The Company anticipates initiating monotherapy dose-expansion cohorts in late-line mCRPC and combination dose-expansion cohorts in both early-line mCRPC and metastatic hormone-sensitive prostate cancer (mHSPC) in the second quarter of 2026 followed by pivotal Phase 3 trials in 2027.
VIR-5818
•Phase 1 dose-escalation of VIR-5818, a HER2-targeted PRO-XTEN® dual-masked TCE, in combination with pembrolizumab continues, with response data expected in the second half of 2026.
VIR-5525
•The Phase 1 study of VIR-5525, an EGFR-targeted PRO-XTEN® dual-masked TCE, continues enrollment as expected.
Preclinical Pipeline Candidates
•The Company is currently progressing a number of PRO-XTEN® masked TCEs in preclinical studies directed at clinically validated targets with potential applications across a variety of solid tumors, including lung, colorectal and bladder.
Fourth Quarter and Full Year 2025 Financial Results
Cash, Cash Equivalents and Investments: As of December 31, 2025, the Company had approximately $781.6 million in cash, cash equivalents and investments, representing a decline of approximately $29.1 million during the fourth quarter of 2025. For the full year of 2025, cash, cash equivalents and investments declined approximately $313.8 million. During the fourth quarter, the Company received a $64.3 million initial cost reimbursement payment upon signing the license agreement with Norgine.
Revenue: Revenue for the fourth quarter of 2025 was $64.1 million compared to $12.4 million for the same period in 2024. Revenue for the full year of 2025 was $68.6 million compared to $74.2 million in 2024. The increase in the fourth quarter was primarily driven by the recognition of $64.3 million license revenue related to the initial cost reimbursement payment received under the license agreement with Norgine. The decrease in the full year was primarily due to lower license and collaboration revenue from GSK and lower grant revenue, partially offset by the license revenue recognized under the license agreement with Norgine.
Cost of Revenue: The change in cost of revenue for the fourth quarter and full year of 2025 compared to the same periods in 2024 was nominal.

Research and Development (R&D) Expenses: R&D expenses for the fourth quarter of 2025 were $88.3 million, which included $5.6 million of non-cash stock-based compensation expense, compared to $106.1 million for the same period in 2024, which included $8.3 million of non-cash stock-based compensation expense. R&D expenses for the full year of 2025 were $456.0 million, which included $25.1 million of non-cash stock-based compensation expense, compared to $506.5 million in 2024, which included $43.9 million of non-cash stock-based compensation expense. The decrease in both the fourth quarter and full year was primarily due to cost savings from previously announced restructuring initiatives as well as lower expenses from contingent consideration liability revaluation, partially offset by higher clinical cost due to the initiation of our Phase 3 ECLIPSE registrational program and progression of our oncology programs.
The full year of 2025 R&D expenses include a $75.0 million milestone payment made upon VIR-5525 achieving first-in-human dosing, the $30.0 million expense in connection with amending the Company’s license agreement with Alnylam Pharmaceuticals, Inc., and milestone payments due upon initiation of the ECLIPSE Phase 3 registrational program. These 2025 license-related expenses were substantially offset by the $102.8 million upfront license payment made to Sanofi in 2024.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the fourth quarter of 2025 were $23.6 million, which included $5.6 million of non-cash stock-based compensation expense, compared to $26.7 million for the same period in 2024, which included $7.5 million of non-cash stock-based compensation expense. SG&A expenses for the full year of 2025 were $92.1 million, which included $24.0 million of non-cash stock-based compensation expense, compared to $119.0 million in 2024, which included $34.5 million of non-cash stock-based compensation expense. The decrease in both the fourth quarter and the full year was primarily due to efficiencies and cost savings from previously announced restructuring initiatives.
Restructuring, Long-Lived Assets Impairment and Related Charges: The decrease in restructuring, long-lived assets impairment and related charges for the fourth quarter and full year of 2025 was due to the fact that our restructuring initiatives implemented in prior years were substantially completed by the end of 2024.
Other Income: The decrease in other income for the fourth quarter and full year of 2025 was primarily driven by lower interest income. Additionally, the decrease in the full year was partially offset by lower unrealized loss from the Company’s equity investment.
Benefit from (Provision for) Income Taxes: The change in benefit from (provision for) income taxes for the fourth quarter and the full year of 2025 was nominal.
Net Loss: Net loss attributable to Vir Biotechnology for the fourth quarter of 2025 was $(42.9) million, or $(0.31) per share, basic and diluted, compared to a net loss of $(104.6) million, or $(0.76) per share, basic and diluted, for the same period in 2024. Net loss attributable to Vir Biotechnology for the year of 2025 was $(438.0) million, or $(3.16) per share, basic and diluted, compared to a net loss of $(522.0) million, or $(3.83) per share, basic and diluted, in 2024.
2026 Financial Guidance
Based on current operating plans, including the expected net effects of the Astellas global collaboration and the Astellas equity investment,2 the Company expects its cash, cash equivalents and investments to fund operations into the second quarter of 2028.
Conference Call
Vir Biotechnology will host its fourth quarter and full year 2025 financial results conference call at 5:30 p.m. ET / 2:30 p.m. PT today, when members of the executive team and Dr. de Bono will share the updated VIR-5500 Phase 1 data that is also being presented at the 2026 ASCO Genitourinary Cancers Symposium on February 26. A live webcast will be available at https://investors.vir.bio and will be archived for 30 days.

About the ECLIPSE Registrational Program
ECLIPSE is a registrational program to evaluate the safety and efficacy of tobevibart in combination with elebsiran in patients with chronic hepatitis delta (CHD). ECLIPSE includes three randomized, controlled trials designed to evaluate the combination therapy in comparison to deferred treatment or bulevirtide. ECLIPSE 1 (NCT06903338) is a Phase 3 trial evaluating the safety and efficacy of tobevibart in combination with elebsiran compared to deferred treatment in the U.S. or other regions where bulevirtide use is limited. ECLIPSE 2 (NCT07128550) is a Phase 3 trial evaluating the efficacy and safety of switching to tobevibart and elebsiran in people with CHD who have not achieved viral suppression with bulevirtide therapy. ECLIPSE 1 and 2 are designed to provide the registrational efficacy and safety data needed for potential submission to global regulatory agencies. ECLIPSE 3 (NCT07142811) is a Phase 2b head-to-head trial evaluating combination tobevibart and elebsiran compared with bulevirtide in bulevirtide-naïve patients, and is designed to provide important supportive data to help establish access and reimbursement in key markets.
About Tobevibart and Elebsiran
Tobevibart is an investigational broadly neutralizing monoclonal antibody (mAb) targeting the hepatitis B surface antigen (HBsAg). It is designed to inhibit the entry of hepatitis B and hepatitis delta viruses into hepatocytes and reduce the level of circulating viral and subviral particles in the blood. Tobevibart was identified using Vir Biotechnology’s proprietary mAb discovery platform. The Fc domain has been engineered to increase immune engagement and clearance of HBsAg immune complexes and incorporates Xencor’s Xtend™ technology to extend half-life. Tobevibart is administered subcutaneously and is currently in clinical development for the treatment of patients with chronic hepatitis delta (CHD).
Elebsiran is an investigational hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) licensed from Alnylam Pharmaceuticals, Inc. It is designed to degrade hepatitis B virus RNA transcripts and limit the production of HBsAg. Current data indicate that it has the potential to have direct antiviral activity against hepatitis B virus and hepatitis delta virus. Elebsiran is administered subcutaneously and is currently in clinical development for the treatment of patients with CHD.
About Chronic Hepatitis Delta (CHD)
CHD is the most severe form of chronic viral hepatitis3 and was recently classified as carcinogenic by the International Agency for Research on Cancer.4 People living with the disease rapidly progress to cirrhosis, liver failure5 and liver-related death.3 There are currently no approved treatments in the U.S., and options are limited in the European Union and globally.
About VIR-5500, VIR-5818 and VIR-5525
VIR-5500, VIR-5818 and VIR-5525 are investigational, clinical candidates currently being evaluated for the treatment of solid tumors. These assets leverage the universal PRO-XTEN® masking technology and target PSMA, HER2 and EGFR, respectively.
TCEs are powerful anti-tumor agents that can direct the immune system, specifically T-cells, to destroy cancer cells. The universal PRO-XTEN® masking technology is designed to keep the TCEs inactive (or masked) until they reach the tumor microenvironment, where tumor-specific proteases cleave off the mask and activate the TCEs, leading to killing of cancer cells by T-cells. By confining the activity to the tumor microenvironment, we aim to circumvent the traditionally high toxicity associated with TCEs and increase their efficacy and tolerability. Additionally, the mask is designed to help drug candidates stay in the bloodstream longer in their inactive form, allowing them to better reach the site of action and potentially allowing less frequent dosing regimens for patients and clinicians.

About Advanced Prostate Cancer
Prostate cancer remains a significant global health burden, representing the most common cancer diagnosis in men and the second leading cause of cancer-related mortality in men behind lung cancer.6 Despite diagnostic and therapeutic advances, patients with prostate cancer continue to face substantial unmet medical need. While androgen directed therapy can improve outcomes in earlier settings, most patients ultimately relapse and develop metastatic hormone sensitive prostate cancer (mHSPC).7 mHSPC is characterized by its responsiveness to intensified hormonal interventions designed to reduce androgen levels or block their action. While androgen-directed therapies have improved outcomes in mHSPC settings, the majority of these patients still eventually progress to metastatic castration-resistant prostate cancer (mCRPC).8 This stage is associated with poor clinical outcomes, including limited durability of existing therapies,with a 5-year survival rate of approximately 30%.9 There is a critical need for safer, more effective and precisely targeted therapies capable of improving long-term disease control and quality of life across the prostate cancer continuum.
About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Its clinical-stage portfolio includes programs for chronic hepatitis delta and multiple PRO-XTEN® dual-masked T-cell engagers across validated targets in solid tumor indications. Vir Biotechnology also has a portfolio of preclinical programs across a range of infectious diseases and oncologic malignancies. Vir Biotechnology routinely posts information that may be important to investors on its website.
Footnotes and references:
1 Asselah T, Chattergoon MA, Jucov A, et al. “A Phase 2 Trial of Tobevibart plus Elebsiran in Hepatitis D” N Engl J Med. vol. 394, no. 4 (2026), 343-353, doi:10.1056/NEJMoa2508827.
2 Closing of the Astellas global collaboration and Astellas equity investment is contingent on customary closing conditions, including clearance under the Hart-Scott-Rodino (HSR) Act. Under the terms of Vir Biotechnology's licensing agreement with Sanofi, we will share with Sanofi 20% of certain future collaboration proceeds from the Astellas collaboration agreement.
3 National Institute of Diabetes and Digestive and Kidney Diseases. Hepatitis D. NIDDK. Published November 2024. Accessed September 2025. Hepatitis D - NIDDK (nih.gov).
4 Karagas, Margaret R et al., "Carcinogenicity of hepatitis D virus, human cytomegalovirus, and Merkel cell polyomavirus" The Lancet Oncology, vol. 26, no. 8 (2025): 994 – 995. doi: 10.1016/S1470-2045(25)00403-6.
5 Center for Disease Control and Prevention. Hepatitis D FAQs. CDC. Published March 2020. Accessed September 2025. What is Hepatitis D - FAQ | CDC.
6 Kratzer TB, et. al. “Prostate cancer statistics, 2025.” CA Cancer J Clin. vol. 75 no. 6 (2025): 485-497. doi:10.3322/caac.70028.
7 Bernard-Terrier A & Beltran H. “Exploring the biology of metastatic hormone-sensitive prostate cancer: on the road to precision medicine.” J Clin Invest. vol. 136 no. 3 (2026):e200920. doi: 10.1172/JCI200920.
8 Leith A, et. al. “Real-World Treatment Patterns in Metastatic Castration-Resistant Prostate Cancer Across Europe (France, Germany, Italy, Spain, and the United Kingdom) and Japan.” Adv Ther. vol. 39 (2022): 2236-2255. doi: 10.1007/s12325-022-02073-w.
9 Huo, X et al. “Predicting Survival in Metastatic Castration-Resistant Prostate Cancer Patients: Development of a Prognostic Nomogram.” Studies in health technology and informatics vol. 323 (2025): 164-168. doi:10.3233/SHTI250070.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “should,” “could,” “may,” “might,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding: Vir Biotechnology’s cash balance and anticipated runway; Vir Biotechnology’s collaboration with Astellas, including potential payments to be made to Vir Biotechnology under such collaboration; Vir Biotechnology's future financial and operating results and its expectations related thereto, including Vir Biotechnology’s financial guidance; the therapeutic and commercial potential of Vir Biotechnology's chronic hepatitis delta program, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the therapeutic and commercial potential of VIR-5500 and the other assets in Vir Biotechnology's oncology solid tumor portfolio, preclinical pipeline and PRO-XTEN® masking technology, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the potential of and Vir Biotechnology’s expectations for its other pipeline programs; Vir Biotechnology’s plans and expectations for its clinical development programs, including protocols for and enrollment into ongoing and planned clinical studies, potential partnering opportunities, and data readouts and presentations, as well as anticipated timelines; the potential benefits, safety and efficacy of Vir Biotechnology’s investigational therapies; and any assumptions underlying any of the foregoing. Many factors may cause differences between current expectations and actual results, including, without limitation: unexpected safety or efficacy data or results observed during clinical studies or in data readouts, including the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; the timing and amount of Vir Biotechnology’s actual operating expenses, as determined in accordance with U.S. Generally Accepted Accounting Principles; difficulties in collaborating with other companies, some of whom may be competitors of Vir Biotechnology or otherwise have divergent interests, and uncertainty as to whether the benefits of Vir Biotechnology’s various collaborations can ultimately be achieved in the amounts and on the timeline Vir Biotechnology expects, including risks affecting the anticipated closing of the transaction with Astellas, including delays and the satisfaction of closing conditions that are outside Vir Biotechnology's control; challenges in accessing manufacturing capacity; clinical site activation rates or clinical enrollment rates that are lower than expected; the timing and outcome of Vir Biotechnology’s planned interactions with regulatory authorities, as well as general difficulties in obtaining any necessary regulatory approvals; successful development and/or commercialization of alternative product candidates by Vir Biotechnology’s competitors, as well as changes in expected or existing competition; Vir Biotechnology’s use of AI and machine learning in its efforts to engineer next-generation proteins and in other research and development efforts; geopolitical changes or other external factors; and unexpected litigation or other disputes. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later-stage or larger-scale clinical studies and do not ensure regulatory approval. The actual results may vary from the anticipated results, and the variations may be material. You are cautioned not to place undue reliance on any scientific data presented or these forward-looking statements, which are based on Vir Biotechnology’s available information, expectations and assumptions as of the date of this press release. Other factors that may cause Vir Biotechnology’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir Biotechnology’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir Biotechnology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Vir Biotechnology has exclusive rights to the universal PRO-XTEN® masking platform for oncology and infectious disease. PRO-XTEN® is a trademark of Amunix Pharmaceuticals, Inc., a Sanofi company.

VIR BIOTECHNOLOGY, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$232,185	$222,947
Short-term investments	228,753	678,051
Restricted cash and cash equivalents, current	1,922	89,385
Equity investments	6,077	4,350
Prepaid expenses and other current assets	45,143	47,725
Total current assets	514,080	1,042,458
Intangible assets, net	7,850	8,120
Goodwill	16,937	16,937
Property and equipment, net	55,620	63,183
Operating right-of-use assets	62,099	59,680
Restricted cash and cash equivalents, noncurrent	6,963	6,363
Long-term investments	314,575	190,015
Other assets	24,699	12,057
TOTAL ASSETS	$1,002,823	$1,398,813
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,803	$5,081
Accrued and other liabilities	83,012	98,521
Contingent consideration obligation, current	—	16,060
Total current liabilities	92,815	119,662
Operating lease liabilities, noncurrent	89,054	90,139
Contingent consideration obligation, noncurrent	34,100	24,050
Other long-term liabilities	21,578	14,577
TOTAL LIABILITIES	237,547	248,428
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of December 31, 2025 and 2024, respectively; no shares issued and outstanding as of December 31, 2025 and 2024	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of December 31, 2025 and 2024, respectively; 139,474,954 and 136,959,446 shares issued and outstanding as of December 31, 2025 and 2024, respectively	14	14
Additional paid-in capital	1,965,090	1,911,872
Accumulated other comprehensive loss	(2,057)	(1,717)
Accumulated deficit	(1,197,771)	(759,784)
TOTAL STOCKHOLDERS’ EQUITY	765,276	1,150,385
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,002,823	$1,398,813

VIR BIOTECHNOLOGY, INC.
Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
License and collaboration revenue	$63,760	$10,589	$63,130	$61,370
Grant revenue	310	1,096	2,036	10,493
Other revenue	—	689	3,390	2,342
Total revenues	64,070	12,374	68,556	74,205
Operating expenses:
Cost of revenue	26	684	26	845
Research and development	88,349	106,083	455,966	506,499
Selling, general and administrative	23,616	26,701	92,074	119,031
Restructuring, long-lived assets impairment and related charges, net	—	(3,944)	(182)	34,995
Total operating expenses	111,991	129,524	547,884	661,370
Loss from operations	(47,921)	(117,150)	(479,328)	(587,165)
Other income:
Change in fair value of equity investments	(2,606)	(1,172)	1,729	(5,528)
Interest income	7,802	14,153	40,238	71,809
Other expense, net	(335)	(506)	(409)	(2,221)
Total other income	4,861	12,475	41,558	64,060
Loss before benefit from (provision for) income taxes	(43,060)	(104,675)	(437,770)	(523,105)
Benefit from (Provision for) income taxes	137	86	(217)	1,145
Net loss	$(42,923)	$(104,589)	$(437,987)	$(521,960)
Net loss per share, basic and diluted	$(0.31)	$(0.76)	$(3.16)	$(3.83)
Weighted-average shares outstanding, basic and diluted	139,232,143	136,808,690	138,520,419	136,246,865

Media Contact
Caren Scannell
Director, Communications
cscannell@vir.bio

Investor Contact
Kiki Patel, PharmD
Head of Investor Relations
kpatel@vir.bio